UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2022

AFFINITY BANCSHARES, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-39914	86-1339773
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3175 Highway 278, Covington, Georgia	30014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 786-7088

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	AFBI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 28, 2022, the Boards of Directors of Affinity Bancshares, Inc. (the “Company”) and Affinity Bank (the “Bank”) appointed Brandi C. Pajot as Chief Financial Officer of the Company and the Bank effective July 28, 2022.

Ms. Pajot, age 45, has served as the Bank’s Chief Treasury and Risk Management Officer since March 2020, and joined the Bank in January 2020 in connection with its acquisition of legacy Affinity Bank. In 2010, Ms. Pajot was appointed as Senior Vice President and Chief Financial Officer of legacy Affinity Bank, which she joined in 2007. She began her banking career in 2000 and has experience with community and correspondent banks. Ms. Pajot is a Certified Public Accountant and licensed in the State of Georgia.

Ms. Pajot is not a party to any transaction with the Company or the Bank that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.

On August 2, 2022, the Company and the Bank entered into an amendment to the employment agreement with Ms. Pajot.  The parties originally entered into the employment agreement on May 24, 2021.

The employment agreement, as amended, has an initial term of two years.  Commencing on September 1, 2022, and continuing on each September 1st thereafter, the Boards of Directors of the Company and the Bank may renew the terms of the employment agreement for another year so that it again becomes a two-year term.  If the Company or the Bank enters into a transaction that would constitute a “change in control” under the agreement, the term of the agreement will automatically extend to two years from the effective date of the change in control.

Under the employment agreement, the current annual base salary for Ms. Pajot is $200,000.  Her base salary will be reviewed at least annually to determine whether an increase is appropriate.  In addition to base salary, she is entitled to participate in bonus and incentive programs and benefit plans available to management employees and will be reimbursed for all reasonable business expenses incurred.

Under the employment agreement, if the Company or the Bank terminates Ms. Pajot’s employment for “cause,” as that term is defined in the employment agreement, she will not receive any compensation or benefits after the termination date other than compensation and benefits that have accrued through the date of the termination.  If the Company or the Bank terminates Ms. Pajot’s employment without cause or if she terminates employment for “good reason,” as that term is defined in the employment agreement, the Company or the Bank will pay her an amount equal to the greater of (i) the base salary or (ii) the average monthly compensation that would be due to her for the remaining term of the agreement.  The payment will be made in a lump sum within five days of the executive’s termination.  If the termination of employment occurs during the term of the employment agreement but following a change in control, then she will receive a payment equal to two times the average base salary, bonus and profit sharing contributions paid or provided to her during the calendar year immediately preceding the change in control or, if greater, the annualized current base salary, bonus and profit sharing contributions for the prior year.  The payment will be made in a lump sum within five days following the termination of employment.

The employment agreement also contains certain post-employment obligations (non-competition and non-solicitation) that may apply for 24 months following a termination of employment depending on the nature of the termination.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement, dated as of May 24, 2021, by and among Affinity Bancshares, Inc., Affinity Bank and Brandi Pajot

10.2	Amendment 1 to Employment Agreement, dated as of August 2, 2022, by and among Affinity Bancshares, Inc., Affinity Bank and Brandi Pajot

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFINITY BANCSHARES, INC.

DATE: August 3, 2022	By:	/s/ Gregory Proffitt
Gregory Proffitt
President